Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement No. 333-140088 on Form S-8, registration statement No. 333-141809 on Form S-3, and registration statement No. 333-141764 on Form S-4 of Regency Energy Partners LP of our reports dated March 1, 2009, with respect to the consolidated balance sheets of Regency Energy Partners LP as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and partners’ capital for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Regency Energy Partners LP.

Our report dated March 1, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states Regency Energy Partners LP acquired CDM Resource Management, Ltd. (CDM) during 2008 and management excluded from its assessment of the effectiveness of Regency Energy Partners LP’s internal control over financial reporting as of December 31, 2008, CDM’s internal control over financial reporting associated with total assets of $881,552,000 and total revenues of $132,549,000 included in the consolidated financial statements of Regency Energy Partners LP and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Regency Energy Partners LP also excluded an evaluation of the internal control over financial reporting of CDM.

/s/    KPMG LLP

Dallas, Texas

March 1, 2009